Exhibit 10.11

Farvahar Capital LLC

214 Brazilian Avenue, Suite 200-A

Palm Beach, FL 33480

CONFIDENTIAL

August 14, 2023

PSQ Holdings, Inc.

222 Lakeview Avenue, Suite 800

West Palm Beach, Florida 33401

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms certain arrangements between PSQ Holdings, Inc. (the “Client”) and Farvahar Capital LLC, LLC (“Advisor) with respect to the engagement of Advisor by the Client as its strategic consultant to provide strategic advice and assistance to the Client in connection with capital markets strategy, acquisition strategy, investor relations strategy, and other strategic matters as illustrated in Annex B (the “Services”). The effective date of this Agreement shall be on such date, if ever, as the independent directors on the board of directors (the “Board”) of Client approve this Agreement (the “Effective Date”).

1)	As consideration for the Services, the Client agrees to pay Advisor the following cash fees:

a)	A recurring monthly fee of $80,000 (the “Retainer Fee”), payable at the beginning of every month in arrears. In addition to the monthly Retainer Fee, the Client will reimburse Advisor for Advisor’s reasonable, documented and customary travel, research materials, and administrative out-of-pocket expenses incurred in connection with the services to be provided by Advisor hereunder, which shall not exceed $60,000 in the aggregate without prior written approval by Client. Nothing contained herein shall be deemed to limit in any manner the indemnification, expense reimbursement and other obligations of the Client under Annex A hereto.

b)	Further, during the Term (defined below) hereof, if the Client conducts a capital markets financing or related activity (e.g., equity, debt or convertible securities to raise capital or facilitate a merger transaction) (a “Financing”), the Client shall engage Advisor as a consultant in connection with such Financing. Any such engagement shall be covered by a separate agreement between the Client and Advisor and shall include mutually agreed fees (and such other additional terms agreed to by the parties, including indemnification provisions); provided that the terms of any such engagement shall not be less favorable to Client than market terms for a similarly situated consultant in light of the circumstances; provided, however, Advisor understands that such engagement shall not be exclusive for Client, and Client may engage other advisors.

2)	In connection with the Services to be provided hereunder, the Client will make available to Advisor all information in the possession or control of the Client that is reasonably necessary for Advisor to provide the Services hereunder. The Client understands and confirms that (a) Advisor will use public reports and other information provided by others, including information provided by the Client, other parties and their respective officers, employees, auditors, attorneys or other agents in performing the Services hereunder; and (b) Advisor does not assume responsibility for, and may rely without independent verification upon, the accuracy and completeness of any such information, solely for the purposes of rendering the Services under this Agreement. Advisor acknowledges and agrees that Client may elect to provide only information that Client deems relevant to Advisor’s engagement hereunder and that Client expressly disclaims suitability and completeness of such information for any other purpose.

3)	Advisor and Client will concurrently enter into a Non-Disclosure Agreement (the “Confidentiality Agreement”), and hereby incorporate the terms of their Confidentiality Agreement into this Agreement; provided that Advisor shall use any Confidential Information disclosed to Advisor in connection with the services to be provided hereunder solely in connection with Advisor’s provision of the services.

4)	The Client acknowledges that Advisor has been retained hereunder solely as an advisor to the Client, and not as an advisor to or agent of any other person, and that Advisor’s engagement hereunder is as an independent contractor and not in any other capacity including as a fiduciary. Notwithstanding the foregoing, Omeed Malik acknowledges that as a director of the Board, he owes fiduciary duties to the Client under Delaware law. Any duties of Advisor arising out of its engagement pursuant to this Agreement shall be owed solely to the Client. The Client agrees that any information or advice provided by Advisor in connection with Advisor’s engagement hereunder is for the confidential use of the Client and may not be relied upon by any other person without Advisor’s prior written consent, which shall not unreasonably be withheld. The Client will not publicly disclose, summarize, excerpt from or otherwise refer to such information or advice, in any manner without Advisor’s prior written consent. Notwithstanding anything to the contrary in this paragraph, Client may disclose any information requested or required of it by any law, regulation, or order of a court, administrative agency, other governmental agency, or stock exchange; provided, to the extent practicable and permitted by law, Client will notify Advisor in advance of any such disclosure. Neither Advisor’s engagement hereunder, nor the delivery of any advice in connection with Advisor’s engagement hereunder, is intended to confer rights upon any persons not a party hereto (including security holders, employees, directors or creditors of the Client) as against Advisor, its affiliates or any of their respective representatives, directors, officers, employees or agents.

5)	The Client acknowledges that it is not relying on the advice of Advisor for tax, legal, regulatory or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any transaction or other matter based upon such advice. In addition, the Client acknowledges that in no event shall Advisor act as an underwriter of any securities in connection with any transaction. Advisor may, with the prior written consent of Client, render the services hereunder through one or more of its affiliates.

6)	The Client agrees to indemnify Advisor in accordance with Annex A hereto, the terms of which are incorporated into this Agreement in their entirety.

7)	This Agreement will expire on the one (1)-year anniversary of the Effective Date hereof, unless earlier terminated by the Client or Advisor upon thirty (30) days written notice; provided, however, this Agreement may be extended by mutual written agreement of the Client and Advisor. Upon the expiration or termination of this Agreement, neither the Client nor Advisor shall have any liability or continuing obligation to the other party except for any fees accrued and expenses incurred (subject to Section 1) by Advisor prior to the date of such expiration or termination. Notwithstanding the foregoing, Section 1(c), Section 3, Section 4, Section 6, this Section 7, Section 8, Section 9, Section 10, Section 11 and Annex A hereto shall remain operative regardless of the expiration or termination of this Agreement.

8)	The Client understands and acknowledges that Advisor or its affiliates may currently hold, or in the future may acquire, debt or equity securities (or other interests) issued by the Client or its affiliates. This Agreement imposes no obligation on Advisor or its affiliates to sell any such holdings in connection with this engagement. Advisor acknowledges that Client may disclose material non-public information to Advisor, and Advisor agrees to comply with all applicable laws, including insider trading laws, in connection with any such disclosure. The Client is aware that Advisor and/or its affiliates may currently or in the future (a) provide services to other parties with interests that conflict with the interests of the Client or (b) engage in transactions (as a principal or otherwise) that conflict with the interests of the Client. Notwithstanding the foregoing, Advisor represents to Client that as of the date hereof, in its good faith reasonable judgement, it is not aware of any actual conflict of interest with respect to Advisor’s engagement hereunder. During the Term of the engagement, Advisor will promptly disclose to the Client in writing any conflict of interest with respect to Advisor’s engagement of which Advisor becomes aware, taking into account any existing obligations of confidentiality; provided however, even if bound by confidentiality, Advisor shall remain obligated to divulge to Client the nature and scope of the conflict, without revealing the name of the party creating the conflict. Client may immediately terminate this Agreement if in its sole discretion it determines the conflict presents risk to the Client.

9)	The Client acknowledges that Advisor may, at its option and expense and with the consent of the Client (not to be unreasonably withheld), place announcements and advertisements, in a form reasonably approved by the Client, describing Advisor’s role as an advisor to the Client and such other information as is publicly disclosed by Client; provided that in all cases such announcement or advertising shall comply with applicable law.

10)	This Agreement (including Annex A and the Confidentiality Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement may not be assigned by the Client without Advisor’s prior written consent. This Agreement will be binding upon and inure to the benefit of the Client, Advisor and their respective successors and permitted assigns. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement.

11)	This Agreement and any claim, counterclaim, proceeding or dispute of any kind or nature whatsoever, directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder (a “Claim”), shall be governed and construed in accordance with the laws of the State of Florida (without giving regard to any otherwise applicable conflict of laws rules). No such Claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of Florida located in the City of West Palm Beach and Palm Beach County or in the United States District Court for the Southern District of Florida, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties (on behalf of itself and its respective successors and assigns) hereto hereby submits to the jurisdiction and venue of such courts (and any appellate courts from any thereof) and personal service with respect thereto. Each of the parties hereto hereby waives on behalf of itself and its successors and assigns any and all right to argue that the choice of forum provision is or has become unreasonable in any legal proceeding. Each of the parties hereto hereby waives all right to trial by jury in any Claim (whether based upon contract, tort or otherwise) directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder.

[Signature page follows]

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

Farvahar Capital, LLC

/s/ Omeed Malik
By:	Omeed Malik
Title:	Chairman & CEO

Accepted and agreed as of the date first written above:

PSQ Holdings, Inc.

/s/ Michael Seifert
By:	Michael Seifert
Title:	CEO & President at PSQ Holdings Inc.

Annex A

In connection with the engagement of Advisor to render services to the Client pursuant to the Agreement to which this Annex A is attached, the Client and Advisor agree and understand that in the event that Advisor, any of its affiliates or any of their respective representatives, directors, officers, employees or agents (each of the foregoing, an “Indemnified Person”) become involved in any capacity in any claim, suit, action, proceeding, arbitration or investigation (each an “Action”) brought or threatened by or against any person, including the Client’s security holders and creditors, substantially related to, arising out of or in connection with Advisor’s engagement or Advisor’s performance of any services in connection with the Agreement (whether before or after the date hereof), the Client will promptly reimburse each such Indemnified Person for its reasonable, documented and customary out-of-pocket expenses (including legal and other professional fees, expenses and disbursements and the cost of any investigation and preparation) as and when they are incurred in connection therewith. The Client will indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages, liabilities or expenses (collectively, “Losses”) to which any Indemnified Person may become subject in connection with any pending or threatened Action substantially related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement or Advisor’s performance of any services in connection therewith (whether before or after the date thereof), whether or not any such pending or threatened Action giving rise to such Losses is initiated or brought by or on the Client’s behalf and whether or not in connection with any Action in which the Client or an Indemnified Person is a party, except to the extent that any such Losses are found by a court of competent jurisdiction, or acknowledged or admitted by such Indemnified Person, to have resulted from such Indemnified Person’s gross negligence, bad faith or willful misconduct or from such Indemnified Person’s material violation or material breach of the Agreement. The Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Client, its security holders or creditors substantially arising out of Advisor’s engagement pursuant to the Agreement or Advisor’s performance of any services in connection therewith (whether before or after the date thereof), except to the extent that any Losses are found by a court of competent jurisdiction, or acknowledged or admitted by such Indemnified Person to have resulted from such Indemnified Person’s gross negligence, bad faith or willful misconduct or from such Indemnified Person’s material violation or material breach of the Agreement.

If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold such Indemnified Person harmless against Losses (except to the extent not available under the terms of the preceding paragraph), then the Client shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Client and its security holders, on the one hand, and the party entitled to contribution, on the other hand, in the matters contemplated by Advisor’s engagement under the Agreement as well as the relative fault of the Client and such party with respect to such Losses and any other relevant equitable considerations.

The Client agrees that, for the purposes hereof, the relative benefits received, or sought to be received, by the Client (and its security holders) and Advisor shall be deemed to be in the same proportion as (a) in the case of a transaction, the aggregate consideration paid or received, or contemplated to be paid or received, by the Client or its security holders, as the case may be, pursuant to such transaction (whether or not consummated) or, in the case of another event, the value to the Client of the services and advice rendered by Advisor, bears to (b) the fees paid or payable to Advisor in connection with Advisor’s engagement; provided, however, in no event shall Advisor or any other Indemnified Person be required to contribute an aggregate amount in excess of the aggregate fees paid or payable to Advisor in connection with Advisor’s engagement pursuant to the Agreement except to the extent of an Indemnified Person’s gross negligence, bad faith or willful misconduct, in which case there shall be no such contribution limit. The Client and Advisor agree that it would not be just and equitable if contribution hereunder were determined by pro rata allocation or by any other method that does not take into account the equitable considerations referred to herein.

If any Action shall be brought, threatened or asserted against an Indemnified Person in respect of which indemnity may be sought against the Client, Advisor shall promptly notify the Client in writing, and the Client shall be entitled, at its expense, and upon delivery of written notice to Advisor, to assume the defense thereof with counsel reasonably satisfactory to Advisor. Such Indemnified Person shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Client has agreed in writing to pay such fees and expenses, (b) the Client has failed to assume the defense in a timely manner or pursue the defense reasonably diligently or (c) outside counsel to an Indemnified Person has advised such Indemnified Person that in such Action there is an actual or potential conflict of interest or a conflict on any material issue between the Client’s position and the position of such Indemnified Person, in which case the Client shall be responsible for the fees and expenses of such separate counsel. It is understood, however, that in the situation in which the Client shall be responsible for the fees and expenses of such counsel, the Client shall, in connection with any such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of substantially similar general allegations or circumstances, be liable for the fees and expenses of only one counsel (in addition to local counsel) at any time for all Indemnified Persons (unless in the reasonable belief of such Indemnified Persons based on the advice of outside counsel, that there is an actual or potential conflict of interest or a conflict on any material issue between of such Indemnified Persons, in which case such Indemnified Persons with conflicting interests shall be represented by separate counsel and the Client shall be responsible for the fees and expenses of such counsel). The Client shall not be liable for any settlement or compromise of any pending or threatened Action (or for any related Losses) if such settlement or compromise is effected without the Client’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

The Client agrees that, without Advisor’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification or contribution is reasonably likely to be sought hereunder (whether or not Advisor or any other Indemnified Person is an actual or potential party to such Action), unless such settlement, compromise or consent (a) includes an unconditional release from the settling, compromising or consenting party of each Indemnified Person from all liability arising out of such Action, (b) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person, and (c) shall not impose any continuing obligations or restrictions on any Indemnified Person.

Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by Client to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

The foregoing reimbursement, indemnity and contribution obligations of the Client under this Annex A shall be in addition to any rights that an Indemnified Person may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client and such Indemnified Person. The provisions of this Annex A shall remain in full force and effect regardless of any termination, modification or expiration of the Agreement.

Annex B

Advisor shall provide the following services (collectively the “Services”). The Services do not include the rendering of legal or tax advice and Advisor shall have no liability to Client should Client improperly utilize advice or opinions of Advisor in matters of law or taxation. Advisor shall perform the Services as an independent contractor and not as an employee or affiliate of Client:

1)	Capital Markets Strategy

a.	Analyze the Client’s financial position, growth prospects, and funding requirements to formulate a tailored capital markets strategy

b.	Evaluate the optimal timing and structure for raising capital through equity offerings, debt issuance, or other financial instruments

c.	Collaborate with senior management to align capital markets strategy with overall business objectives

d.	Provide insights on investor preferences, trends, and expectations to tailor the Client’s messaging and positioning

e.	Review of attractiveness and appropriateness of terms of potential new capital financing

f.	Ongoing assessment of optimal capital structuring to achieve Client’s business objectives

g.	Client representation with financial institutions in financing-related activities

h.	Formalize and facilitate plan on research coverage, investment banking relationships, and other strategic financial market participants

i.	Presentation to and preparation of materials for quarterly update to management and board on Client valuation and financing outlook

2)	Acquisition Strategy

a.	Develop Client corporate development and acquisition strategy

b.	Assist in evaluating potential mergers, acquisitions, divestitures, and other strategic transactions from a capital markets perspective

c.	Facilitate introductions to potential acquisition targets and/or potential business for Client platform

d.	Evaluate potential synergies, risks, and challenges associated with contemplated mergers

e.	Perform valuation analyses of both the Client and prospective target acquisitions to determine their respective equity values

f.	Provide recommendations on the appropriate pricing and exchange ratio for potential mergers

g.	Advise on potential financing options to fund potential mergers, including debt, equity, and hybrid instruments

h.	Assist in preparing financial models and projections to support merger financing discussions with lenders and investors

i.	Present and prepare materials for the board to assess potential acquisition and financing opportunities

3)	Investor Relations Strategy

a.	Develop and implement investor outreach strategy

b.	Review and provide comment on communications to investors, including non-deal roadshow materials, analyst day communications, quarterly earnings releases and filings, quarterly earnings scripts, and Q&A materials

c.	Review and iteration of Client projections meant to shape analyst and investor views on future performance

d.	Prepare and present updates to board on investment community outreach

e.	Aid in materials and discussions that address investor inquiries, concerns, and feedback, thereby maintaining a positive perception in the investment community

4)	Other Strategic Services

a.	Promote media and communications placement in major networks and periodicals

b.	Introductions to potential strategic partners and vendors that advance business objectives

c.	Facilitate business arrangements across Advisor’s network, including prospective arrangements with notable figures and businesses

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